AWARD TERMS OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS

GRANTED UNDER THE
AVALONBAY COMMUNITIES, INC.
2009 STOCK OPTION AND INCENTIVE PLAN

(As approved by the Board of Directors and its Compensation Committee in February 2017 and January 2017, respectively, for use with Performance Awards with Performance Periods beginning on or after January 1, 2017)

Introduction
You have been granted performance-based restricted stock units under the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (as the same has or may be amended, the “Plan”), subject to the following Award Terms. This grant is also subject to the terms of (i) your Personal Performance Award Agreement Exhibit(s) (“Personal Exhibit”), as further explained herein, (ii) the attached form of Restricted Stock Award Agreement, and (iii) the Plan, which is hereby incorporated by reference. To the extent that an Award Term conflicts with the Plan, the Plan shall govern.

Type of Award
You are being awarded performance-based restricted stock units (the “Units”). Units are bookkeeping entries only, and you shall have no rights as a stockholder of the Company, and no dividend and voting rights, with respect to the Units, nor shall a notional amount be reinvested in respect of “phantom dividends” for the purpose of crediting your account with additional Units.

Certain Principal

Terms
Your Personal Exhibit sets forth certain principal terms about the Units awarded for the applicable Performance Period, such as the performance metrics which will apply to determine the final number of Units earned. The terms included in your Personal Exhibit include the following:

•	Date of Grant

•	Number of Target Units Awarded

•	Performance Period

•	Total Shareholder Return and/or Operating Performance Metrics

•	Summary Terms of Restricted Stock

No Transfers	You may not sell, gift, or otherwise transfer or dispose of any of the Units.

Performance Metrics
If you remain an active employee of AvalonBay from the Date of Grant through the last day of the Performance Period, then the number of Units you will earn at the end of the Performance Period will be based upon the performance of (i) the Company’s Total Shareholder Return, and/or (ii) the Company’s performance as measured against certain metrics of operating performance, in each case over the Performance Period and as described in your Personal Exhibit.

The Company’s Total Shareholder Return represents the change in the value of an investment in one share of AvalonBay common stock over the Performance Period, expressed as a percentage, assuming the following:

Beginning Stock Price: average closing price of a share of AvalonBay common stock over the 20 trading days immediately prior to the first day of the Performance Period.

Ending Stock Price: average closing price of a share of AvalonBay common stock over the last 20 trading days of the Performance Period.

Dividends reinvested in additional shares of AvalonBay common stock on the ex dividend date for such dividend at the closing price of a share of AvalonBay common stock.

If the Company’s Total Shareholder Return is measured on a relative basis against an index, the Total Shareholder Return of the index will be measured by using a 20 trading day average of the beginning and ending price or level of the index.

The Compensation Committee of the Board of Directors (the “Compensation Committee”), as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine (i) the performance of the Company’s Total Shareholder Return over the Performance Period as compared against the Performance Metrics established for the period and/or the achievement of other operating metrics by the Company, and (ii) the actual number of Units that are earned by you, which shall be a percentage (from zero to 200%) of the Target Units you are awarded at the beginning of the Performance Period. You shall forfeit any portion of this Award that is not earned upon the conclusion of the Performance Period (i.e., any Target Units you are awarded that are in excess of the number of Units earned at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited).

Forfeiture for
Termination of
Employment During
First Year of
Measurement Period;
Vesting Provisions
After

First Year
In the event your employment terminates for any reason before the completion of the first year of a Performance Period (i.e., for a Performance Period beginning on January 1, 20xx, if your last day of employment is before December 31, 20xx), whether with or without cause, or by reason of death or disability or your voluntary departure or retirement, you shall forfeit all Units and none of the Units shall be earned.

In the event your employment terminates on or after the completion of the first year of employment (i.e, on or after December 31, 20xx for a Performance Period beginning on January 1, 20xx), then the following shall apply:

(A)	In the event your employment terminates on account of any of the following (each, a “Qualifying Termination”):

•	death,

•	Disability (as defined in the form of Restricted Stock Agreement that is an exhibit to these Award Terms),

•	Retirement (as defined in the form of Restricted Stock Agreement that is an exhibit to these Award Terms), or

•	termination without cause at a time when the age and service requirements for Retirement are met,[1]

then you shall vest in a percentage of the Performance Award (carried out to the nearest hundredth percentage point), such percentage (the “Percentage”) equaling the number of days of employment served during the Performance Period divided by the total number of days in the Performance Period. Thereafter, when the Performance Period ends, you shall earn the Percentage of Units that otherwise would have been earned by you had your employment continued through to the end of the Performance Period, and all the shares issued to you at the completion of the Performance Period on account of such pro rated number of earned Units shall be fully vested. The Company may require as a condition to such vesting that you sign and deliver, and do not revoke, a Separation Agreement (as defined in the form of Restricted Stock Agreement attached to these Terms in Exhibit A) within 30 days of the termination of your employment as a condition to the vesting described above. For example, with respect to a Performance Award with 1000 target Units, if

(i)	your employment terminates in a Qualifying Termination after the completion of one year of service during the Performance Period and you sign a Separation Agreement as described above,

(ii)	you served for 45% of the Performance Period, and

(iii)	it is determined that 150% of target is achieved for that award,

then after the Performance Period is completed you would receive 675 fully vested and unrestricted shares of Company common stock (1000 target Units x 150% achievement x 45% vesting = 675),

To meet the age and service requirements of Retirement eligibility you must meet the minimum age and the required months of service required for Retirement, and your age plus number of months of service must sum to at least the required number of years required for Retirement.

________________________
1 Note: In summary, and subject to the full definition of Retirement, the age and service requirements for Retirement are: employment with the Company for at least 10 years, age is at least 50, and number of months of employment plus age equals at least 70 years. Additional requirements to qualify for Retirement include at least six months notice given and signing of a non-compete and non-solicitation agreement.

(B)
In the event your employment terminates on account of any reason other than those listed in (A) immediately above (and thus including a termination with cause, a termination without cause at a time when you do not meet the age and service requirements for Retirement, or a resignation by you that is not by reason of Retirement), then you shall forfeit all Units and none of the Units shall be earned.

Leaves of

Absence
In the event that you take a leave of absence during the Performance Period, then, unless prohibited by law, the Company may adjust, in its sole discretion and up to a full forfeiture, the percentage of Units that are earned hereunder to equitably reflect (in the sole discretion of the Company) such absence. Without limiting the foregoing, it is noted that such adjustment may be made, in the sole discretion of the Company, by prorating the number of Units that would otherwise be earned without a leave of absence by:

(i)
the portion of the year worked without a leave of absence during the last year of the Performance Period (e.g., if nine months are worked during the last year of the Performance Period, there may be a 25% downward adjustment in the percentage of Units that are earned (3 months absence divided by 12 months in the last year of the performance period), or

(ii)
the portion of the Performance Period worked without a leave of absence (e.g., if three months are missed due to a leave of absence during a 36 month Performance Period there may be an 8.33% downward adjustment in the percentage of Units that are earned (3 months absence divided by 36 months in the Performance Period)).

Sale Event
If a Sale Event occurs during the Performance Period, then all outstanding Performance Awards shall vest at their target value (i.e., target number of units) and one share of Restricted Stock shall be issued to you for each Unit so earned, subject to the vesting and other terms summarized in your Personal Performance Award Agreement Exhibit and in the form of Restricted Stock Agreement attached hereto as Exhibit A.

(It is noted that in the event that you acquired a vested interest in a Performance Award on account of a Qualifying Termination, and thereafter a Sale Event is completed, then only the percentage of the award that vested upon the Qualifying Termination shall convert at target into shares of stock, but all such shares shall be fully vested shares).

Issuance of Restricted
Stock Following the

Performance Period
Following the end of the Performance Period, as of the date of effectiveness of the Compensation Committee’s final determination (the “Determination Date”) of (i) the Company’s Total Shareholder Return and/or operating performance for the Performance Period and how those compared to the Performance Metrics and goals set forth in your award, and (ii) the number of Units earned by you, the earned portion of this Award shall be settled with the issuance to you of Restricted Shares of AvalonBay Common Stock as described below:

In settlement of the Units that you may earn at the completion of the Performance Period, you shall receive one share of Restricted Stock for each Unit earned, subject to the vesting and other terms summarized in your Personal Performance Award Agreement Exhibit and in the form of Restricted Stock Agreement attached hereto as Exhibit A.

Notices
Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to you shall be addressed to you at your address as set forth in the Company’s records. Either party may hereafter designate a different address for notices to be given to it or him or her.

Titles
Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan or as the context otherwise reasonably indicates.

Amendment	This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

Governing Law
The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

Data Privacy Consent
In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, you (i) authorize the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waive any privacy rights you may have with respect to the Relevant Information; (iii) authorize the Relevant Companies to store and transmit such information in electronic form; and (iv) authorize the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. You shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. By electronically accepting the Award Agreement and participating in the Plan, you agree to be bound by the terms and conditions in the Plan and this Award Agreement.

Non-Solicitation
By accepting an award of Units, you agree that, for a period of at least 12 months following your termination of employment with the Company for any reason, you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any other person, firm or entity any employee of the Company or any of its affiliates or any other person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or such affiliates.

Recoupment Policy
The Company’s Board of Directors has adopted a Policy for Recoupment of Incentive Compensation (the “Recoupment Policy”), which may be amended from time to time and is available on the Company’s website at www.AvalonBay.com/investors under “Corporate Governance Documents”. By accepting an award of Units, you agree that you have had an opportunity to review the Recoupment Policy and further agree to be bound by the terms of the Recoupment Policy, including without limitation all provisions relating to the recoupment of Incentive Compensation as defined in the Recoupment Policy.

Counterparts	This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Exhibit A -Form of Restricted Stock Agreement]

AvalonBay Communities, Inc.
Stock Grant and Restricted Stock Agreement

Pursuant to the terms of the AvalonBay Communities, Inc. 2009 Stock Option and Incentive Plan (the “Plan”), in consideration for services rendered and to be rendered to AvalonBay Communities, Inc. (the “Company”) and for other good and valuable consideration, the Company is issuing to the Employee named in the Grant Award Acceptance contemporaneously herewith the Shares identified in the Grant Award Acceptance, upon the terms and conditions set forth herein and in the Restricted Stock Agreement Terms (the “Terms”) which are attached hereto and incorporated herein in their entirety. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan or in the Terms, as applicable.

Vesting Schedule:
Subject to the provisions of the Terms and the discretion of the Company to accelerate the vesting schedule, the Employee’s ownership interest in the Shares shall vest, and the status of the Shares as Restricted Stock and all Restrictions with respect to the Shares shall terminate, in accordance with the following schedule of events: 33.3% on March 1 of the first year following the year of grant (as set forth in the Grant Award Acceptance), 33.3% on March 1 of the second year following the year of grant, and 33.4% on March 1 of the third year following the year of grant.

The Shares shall also vest on the thirtieth day following the occurrence of the following events (or, if such day is not a business day, the next business day) provided that, if requested by the Company, the Employee signs and delivers a Separation Agreement (as hereinafter defined), and such Separation Agreement becomes effective (including through the passage without revocation of any revocation period provided therein) within 30 days of his or her termination of employment:

Termination of the Employee’s Employment by the Company, other than for Cause	100% of the Award
The death or Disability of the Employee	100% of the Award
The Employee’s Retirement	100% of the Award
If a Sale Event shall have occurred, then this award may vest in full thereafter as provided in the Plan in the event of a termination of employment by the Employee for Good Reason within 24 months following the Sale Event. Note that if the restricted stock represented hereby was issued pursuant to a Performance Award agreement as a result of a Sale Event, than such Sale Event shall be deemed to be a Sale Event for purposes of determining whether thereafter an accelerating event occurs with respect to this restricted stock within 24 months.
As provided for in the Plan
*or, if fewer, all Restricted Shares
Notwithstanding the above, no Separation Agreement shall be required as a condition to accelerated vesting for (x) a termination of employment without cause or for Good Reason within 24 months after a Sale Event or (y) a termination of employment by reason of death, or death during the thirty days following a termination of employment),

The Administrator’s determination of the reason for termination of the Employee’s employment shall be conclusive and binding on the Employee and his or her representatives or legatees except during the 24 months after a Sale Event.
Additional Terms/Acknowledgements: The undersigned Employee acknowledges receipt of, and understands and agrees to, this Stock Grant and Restricted Stock Agreement, including, without limitation, the Terms. Employee further acknowledges that as of the Award Date, this Stock Grant and Restricted Stock Agreement, including, without limitation, the Terms, sets forth the entire understanding between Employee and the Company regarding the stock grant described herein and supersedes all prior oral and written agreements on that subject.
Attachment: Restricted Stock Agreement Terms

AVALONBAY COMMUNITIES, INC.

RESTRICTED STOCK AGREEMENT TERMS

ARTICLE I

DEFINITIONS

The following terms used below in this Agreement shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Section 1.1 - Cause and Good Reason

“Cause” and “Good Reason” shall have the meanings set forth for such terms in the Plan.

Section 1.2 - Common Stock

"Common Stock" shall mean the common stock of the Company, $.01 par value.

Section 1.3 - Disability

“Disability” shall mean the Employee’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

Section 1.4 - Restricted Stock

"Restricted Stock" shall mean the Shares issued under this Agreement for as long as such shares are subject to the Restrictions (as hereinafter defined) imposed by this Agreement.

Section 1.5 - Restrictions

"Restrictions" shall mean the restrictions set forth in Article III of this Agreement.

Section 1.6 - Retirement

“Retirement” shall mean the termination of the Employee’s employment (and other business relationships) with the Company and its Subsidiaries, other than for Cause, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full months of the Employee’s employment and other business relationships with the Company and any predecessor Company and (ii) the Employee’s age on the date of termination (i.e., a person whose age is 55 years, 6 months and who has worked at the Company for 14 years, 6 months meets the 70 years requirement); provided that:

(x)
the Employee’s employment by (or other business relationships with) the Company and any predecessor company of the Company have continued for a period of at least 120 continuous full months at the time of termination and, on the date of termination, the Employee is at least 50 years old; and

(y)	in the case of termination of employment, the Employee gives at least six months’ prior written notice to the Company of his or her intention to retire.

Section 1.8 - Separation Agreement

”Separation Agreement” means a written agreement between the Employee and the Company, in such form as the Company may reasonably require, providing as follows:

•
the Employee provides a full release of any actual or potential claim against the Company and its current and former directors, officers, associates, agents and affiliates, under any applicable law and theory of claim, to the maximum extent permitted by law;

•	the Employee agrees to provide reasonable cooperation with respect to investigation and litigation matters;

•	the Employee acknowledges and agrees to return all Company property and not use any Company property or proprietary information;

•	the Employee agrees not to disparage the Company or its officer, directors, agents or management, subject to reasonable exceptions set forth in the agreement; and

•
for a period of at least 12 months following the Employee’s termination of employment with the Company the Employee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any Competing Enterprise any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.

In addition, in connection with a termination of employment due to Retirement a Separation Agreement shall provide that, for a period of at least 12 months following the Employee’s termination of employment with the Company the Employee shall not, without the prior written consent of the Company, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder. “Competing Enterprise,” for purposes of this section, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint-venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates. “Restricted Activities,” for purposes of this section, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.
It should be noted that no provision in any required Separation Agreement shall (i) preclude an Employee from communicating with federal, state or local governmental or regulatory agencies, (ii) require an Employee to inform the Company about any such communication, or (iii) preclude an Employee from collecting a government program bounty to which the Employee may be entitled.

Section 1.7 - Secretary

"Secretary" shall mean the secretary of the Company.

ARTICLE II

RESTRICTED STOCK

Section 2.1 ‑ Restricted Stock

Any shares of Common Stock granted pursuant to this Agreement which vest on a date other than the Award Date shall be considered Restricted Stock for purposes of this Agreement and shall be subject to the Restrictions until such time or times and except to the extent that the Employee's ownership interest in Shares vests in accordance with the Vesting Schedule set forth on the first page of this Agreement.

Section 2.2 ‑ Escrow

If the Restricted Stock is certificated, the Secretary or such other escrow holder as the Company may from time to time appoint shall retain physical custody of the certificates representing Restricted Stock, until all of the Restrictions expire or shall have been removed; provided, however, that in no event shall the Employee retain physical custody of any certificates representing Restricted Stock issued to him. The Company may cause a book entry deposit of Restricted Stock at the Company’s transfer agent in lieu of physical custody.

Section 2.3 ‑ Rights as Stockholder

From and after the Award Date, the Employee shall have all the rights of a stockholder with respect to the Shares, subject to the Restrictions herein (including the provisions of Article IV), including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares unless and to the extent that the Employee's interest in Restricted Stock shall have terminated and the Restricted Stock reverts to the Company as provided in Section 3.1 of this Agreement.

ARTICLE III

RESTRICTIONS

Section 3.1 ‑ Reversion of Restricted Stock

Except as provided in Section 2.3, this Section 3.1, and the Vesting Schedule set forth on the first page of this Agreement, the Restricted Stock shall be the property of the Company for as long as and to the extent that the Shares are Restricted Stock pursuant to Section 2.1. In the event that the Employee's employment by the Company terminates for any reason other than (a) death, (b) Disability, (c) Retirement, (d) termination of the Employee's employment by the Company other than for Cause, or (e) termination by the Employee for Good Reason within 24 months following a Sale Event, any interest of the Employee in Shares that are Restricted Stock shall thereupon immediately terminate and all rights with respect to the Restricted Stock shall immediately revert to and unconditionally be the property of the Company; provided, however, that the Employee shall be entitled to retain any cash dividends paid before the date of such event on the Restricted Stock.

Section 3.2 ‑ Restricted Stock Not Transferable

No Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that the Employee may designate one or more trusts or other similar arrangements for the benefit of the Employee or members of his immediate family as the registered holders of Restricted Stock if and as long as the Employee acts as trustee or in a similar capacity with respect to such trust or arrangement. Any Restricted Stock so registered shall for all purposes hereunder be deemed to be held of record by the Employee and shall be subject to all of the terms and conditions of this Agreement, including but not limited to the Restrictions and the provisions of Article III of this Agreement.

Section 3.3 ‑ Legend

Certificates representing shares of Restricted Stock or book entries for shares of Restricted Stock issued pursuant to this Agreement shall, until all Restrictions lapse and new certificates are issued pursuant to Section 3.4, bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE TO AVALONBAY COMMUNITIES, INC. (THE "COMPANY") UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK AGREEMENT BY AND BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES.

PRIOR TO VESTING OF OWNERSHIP IN THE SECURITIES, THEY MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES. COPIES OF THE ABOVE REFERENCED AGREEMENT ARE ON FILE AT AND MAY BE OBTAINED ON REQUEST AND WITHOUT CHARGE FROM THE OFFICES OF THE COMPANY AT 671 NORTH GLEBE ROAD, SUITE 800, ARLINGTON, VA 22203.”

Section 3.4 ‑ Lapse of Restrictions

Upon the vesting of some or all of the Restricted Stock as provided in the Vesting Schedule set forth on the first page of this Agreement, and subject to the conditions to issuance set forth in Article IV, if such Shares are certificated, the Company shall cause new certificates to be issued with respect to such vested Shares and delivered to the Employee or his legal representative, free from the legend provided for in Section 3.3.

ARTICLE IV

MISCELLANEOUS

Section 4.1 ‑ Conditions to Issuance of Stock

The Company shall not be required to issue or deliver any certificate or certificates for shares of stock or enter the Employee’s name as the stockholder of record on the books of the Company pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a)    The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

(b)    The completion of any registration or other qualification of such shares under any state or Federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Company shall deem necessary or advisable; and

(c)    The obtaining of any approval or other clearance from any state or Federal governmental agency which the Company shall, in its absolute discretion, determine to be necessary or advisable; and

(d)    The payment by the Employee of all amounts required to be withheld under federal, state and local tax laws, with respect to the issuance of Restricted Stock and/or the lapse or removal of any of the Restrictions.

Section 4.2 ‑ Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at his address as set forth in the Company’s records. By a notice given pursuant to this Section 4.2, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 4.2. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 4.3 ‑ Titles

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.4 ‑ Amendment

This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.

Section 4.5 ‑ Tax Withholding

The Company's obligation (i) to issue or deliver to the Employee any certificate or certificates for unrestricted shares of stock or (ii) to pay to the Employee any dividends or make any distributions with respect to the Common Stock issued under this Agreement is expressly conditioned on the Company's satisfaction of its obligation, if any, to withhold taxes. The Employee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall satisfy any required minimum tax withholding obligation (or such greater tax withholding as the Administrator may approve) by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (with the resulting number being rounded up to the nearest whole share of Stock). In addition, by acceptance of this Award, the Employee agrees that for all outstanding Awards not yet vested under the Plan, the Company shall satisfy any required minimum tax withholding obligation (or such greater tax withholding as the Administrator may approve) by withholding from shares of Stock to be issued under such awards a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum tax withholding amount due (with the resulting number being rounded up to the nearest whole share of Stock).

Section 4.6 -- Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 4.7 ‑ Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.8 - No Special Employment Rights

This Agreement does not, and shall not be interpreted to, create any right on the part of the Employee to continue in the employ of the Company or any subsidiary or affiliate thereof, nor to any continued compensation, prerequisites or other current or future benefits or other incidents of employment.

Section 4.9 - Non-Solicitation

Employee hereby agrees that, for a period of at least 12 months following Employee’s termination of employment with the Company for any reason, Employee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any other person, firm or entity any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.

Section 4.10 - Recoupment Policy

To the extent Employee is a “Covered Officer”, as defined in the Policy for Recoupment of Incentive Compensation adopted by the Company’s Board of Directors, as amended from time to time (the “Recoupment Policy”), the Shares and any proceeds received in connection with any sale of such Shares shall be subject to the Recoupment Policy.

Section 4.11 - Amendment of Prior Restricted Stock Agreements

Employee hereby agrees that, to the extent the terms in this Restricted Stock Agreement (including any terms relating to accelerated vesting and conditions thereto, but not including the number of restricted shares or the vesting schedule or calendar of vesting dates) conflict with the terms in any previously awarded and agreed to Restricted Stock Agreement, the provisions in this agreement shall apply.

[End of Text]